Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com
investor.ppg.com

PPG reports third quarter 2016 financial results

•	Net sales of $3.8 billion and reported per-share loss of 75 cents

•	Adjusted earnings per share of $1.56, up 1 percent including impact from unfavorable foreign currency translation

•	Completed sale Oct. 1 of both European fiber glass and flat glass businesses

•	Announced sale of 50 percent ownership interest in Asian fiber glass joint ventures

•	Cash and short-term investments totaled approximately $1.0 billion at quarter-end

PITTSBURGH, Oct. 20, 2016 - PPG (NYSE:PPG) today reported third quarter 2016 net sales of $3.8 billion, up almost 2 percent versus the prior-year figure of $3.7 billion. Sales volumes grew 1.6 percent and acquisition-related sales contributed more than 2 percent, partly offset by a slight decline in selling prices. Unfavorable foreign currency translation impacted net sales by nearly 2 percent, or about $65 million.

Third quarter 2016 reported net loss from continuing operations was $201 million, or 75 cents per share. Third quarter 2016 adjusted net income from continuing operations was $415 million, or $1.56 per share. Adjusted net income excludes an after-tax charge totaling $616 million, or $2.31 per share, for previously disclosed pension settlement charges. The effective tax rate was 52.5 percent for the third quarter and the adjusted effective tax rate was 24.4 percent.

Third quarter 2015 reported net income and earnings per diluted share from continuing operations were $415 million and $1.52, respectively. Adjusted net income was $421 million, or $1.54 per diluted share, including after-tax charges for pension settlement and transaction-related costs totaling $6 million, or 2 cents per diluted share. The effective and adjusted tax rates were 24.0 percent for the third quarter 2015.

All figures for both reporting periods exclude financial results for the recently divested flat glass business, which are now reported as discontinued operations.

“We grew adjusted earnings per share by 1 percent versus the prior year, which is well below our expectations but reflective of the sluggish global economy,” said Michael H. McGarry, PPG chairman and chief executive officer. “Our third quarter global sales volumes grew 1.6 percent despite a noticeable and broad deceleration of volume growth trends in Europe, where most of our coatings businesses experienced lower growth rates compared to the second quarter,” McGarry said.

"Year-over-year volumes improved across both of our coatings reporting segments, led by growth in our Industrial Coatings segment, where general industrial and packaging coatings continued to outpace their respective markets. Volumes grew modestly in the Performance Coatings segment, as architectural coatings growth both in the U.S. and Canada region and in Mexico was partially offset by slight declines in architectural coatings - Europe, Middle East and Africa and persistently weak demand for marine coatings,” McGarry continued.

“Versus our expectations at the beginning of the quarter, our third quarter earnings were impacted by slower-than-expected volume growth rates in Europe and higher-than-anticipated unfavorable foreign currency translation stemming from weakening in the Mexican peso and British pound. In addition, we had higher spending on growth-related initiatives primarily to support new product launches,” McGarry said.

“We continued to execute on our strategic objectives during the quarter, including annuitizing about $1.8 billion of pension obligations and announcing the sale of our ownership interest in two Asian fiber glass joint ventures. Also, on Oct. 1, we finalized the sale of both the European fiber glass and flat glass businesses,” McGarry commented.

“Looking ahead to the fourth quarter, we expect a continuation of only modest improvements in global demand and expect our year-over-year earnings growth rates to be comparable to or slightly higher than the third quarter,” McGarry said. “As a result, we are reviewing various restructuring scenarios to reduce our structural operating and functional costs, with an emphasis in regions or end-use markets where conditions are the weakest. We will, however, continue appropriate investments on growth-related initiatives. Additionally, we expect to deploy at least $650 million of cash in the fourth quarter, which will put us at the top end of our earnings-accretion-focused cash deployment target,” McGarry concluded.

PPG previously communicated a cash deployment range of $2.0 billion to $2.5 billion on acquisitions and share repurchases for the combined years 2015 and 2016. The company has spent $1.85 billion toward that target to date, including about $250 million for share repurchases in the third quarter 2016. In addition, the company’s board of directors recently authorized an additional $2 billion share repurchase program. This program is in addition to the company’s existing share repurchase authorization, which was approved in 2014 and had approximately $520 million remaining as of Sept. 30, 2016.

PPG reported today that cash and short-term investments totaled approximately $1.0 billion at the end of the third quarter 2016. This figure excludes about $1 billion of gross proceeds from the two recently divested businesses, along with the pending sale of its ownership interests in two Asian fiber glass joint ventures. The company stated it expects only modest tax leakage from these divestments.

Third Quarter 2016 Reportable Segment Financial Results

•
Performance Coatings segment net sales were $2.22 billion, down $17 million, or less than 1 percent, year-over-year. Sales volumes were up about 1 percent, and acquisition-related sales added approximately $15 million, or less than 1 percent, for the third quarter 2016 versus the prior-year period. Unfavorable foreign currency translation impacted the segment by 2 percent, or about $45 million, which more than offset modestly favorable pricing.

Automotive refinish coatings sales growth continued at a low-single-digit percentage rate in constant currencies, reflecting higher end-use demand in the Asia Pacific region that was partly offset by modest European demand declines. Aerospace grew sales volumes at a low-single-digit percentage year-over-year, consistent with the past quarter. Protective and marine coatings sales volumes declined by a mid-single-digit percentage, as gains in protective coatings were more than offset by marine coatings declines stemming from lower shipbuilding activity in Asia Pacific. Sales volumes declined by a low-single-digit percentage in architectural coatings - EMEA, led by weakness in central Europe. Architectural coatings - Americas and Asia Pacific sales volumes improved by a low- to mid-single-digit percentage versus a weak prior-year comparable period, as volumes in the U.S. and Canada company-owned stores network and national retail account (do-

it-yourself, or DIY) channels improved, including certain new product sales at several major retail customers. Sales volumes in the U.S. independent dealer channel were flat year-over-year. In Latin America, Mexico constant currency sales grew at more than double the Mexican gross domestic product (GDP) growth rate, and business expansion continued in Central America.

Performance Coatings segment income for the third quarter 2016 was $368 million, down 3 percent, or $11 million, versus the prior year. Unfavorable foreign currency translation, including the Mexican peso and British pound, negatively impacted segment income by $10 million year-over-year. Higher sales volumes generated increased segment income, but they were offset by about $15 million of incremental growth-related spending.

•
Industrial Coatings segment net sales for the third quarter were $1.44 billion, up $83 million, or more than 6 percent, compared to the previous year. Sales volumes grew by almost 4 percent led by growth in the Asia Pacific region and Europe, although European volume growth moderated versus previous quarters. Acquisition-related sales added approximately 5 percent, or about $75 million. Unfavorable foreign currency translation reduced sales by more than 1 percent, or approximately $15 million.

Automotive original equipment manufacturer (OEM) coatings sales volumes grew by a low- to mid-single-digit percentage versus the prior-year period, consistent with global industry growth rates. General industrial coatings and specialty coatings and materials aggregate sales volumes grew by a mid-single-digit percentage and outpaced growth in global industrial production for the third consecutive quarter, as strong Asian demand offset continued soft end-use market demand in the U.S. and Canada region. Packaging coatings sales volumes grew by a low- to mid-single-digit percentage, driven by ongoing new-technology conversions and despite comparison to strong growth in the prior-year period.

Third quarter segment income of $249 million was up $8 million, or 3 percent, versus the prior-year period. Segment income benefited from higher sales volumes and continued cost management. Acquisition-related income also contributed to segment gains, but at an expected margin level that is currently below the average segment margin. Unfavorable foreign currency translation, primarily from the Mexican peso, reduced segment income by about $5 million.

•
Glass segment net sales were $129 million, down $2 million, or 2 percent, year-over-year. The unfavorable impact of foreign currency translation was partly offset by higher sales volumes. Volumes increased in Europe and were lower in the U.S. and Canada region. Segment income for the quarter was $12 million, up $6 million versus the prior-year period, due to aggressive cost-management efforts.

Third quarter financial results for the Glass segment comprise PPG’s global fiber glass operations. Results for the flat glass business are presented as discontinued operations for current and all prior periods. The sale of both the flat glass and European fiber glass businesses were finalized Oct. 1, 2016, and the sale of PPG’s 50 percent ownership interest in its two Asian fiber glass joint ventures was announced during the third quarter and is expected to close by the end of 2016.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $14.8 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance, including, the pace of share repurchase and acquisition spending and any future restructuring actions. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including asbestos litigation. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2015 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. All information in this release speaks only as of Oct. 20, 2016, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations adjusted for certain charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations adjusted for these items is not a recognized financial measure determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	Third Quarter 2016		Third Quarter 2015
	$	EPS	$	EPS
Reported net (loss) income from continuing operations	$(201)	$(0.75)	$415	$1.52
Transaction-related costs	—	—	1	—
Pension settlement charges	616	2.31	5	0.02
Adjusted net income from continuing operations, excluding non-recurring items	$415	$1.56	$421	$1.54

	Third Quarter 2016			Third Quarter 2015
	(Loss) Income Before Income Taxes	Tax (Benefit) Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$(413)	$(217)	52.5%	$554	$133	24.0%
Transaction-related costs	—	—	—	1	—	—
Pension settlement charges	968	352	36.4%	7	2	26.7%
Adjusted effective tax rate, continuing operations, excluding nonrecurring items	$555	$135	24.4%	$562	$135	24.0%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
Net sales	$3,789	$3,725	$11,254	$11,214
Cost of sales, exclusive of depreciation and amortization	2,081	2,049	6,095	6,209
Selling, R&D and administrative expenses	1,016	992	3,096	3,069
Depreciation	88	87	258	253
Amortization	31	33	91	99
Interest expense	34	31	96	94
Interest income	(6)	(10)	(20)	(31)
Asbestos settlement - net	—	3	5	9
Restructuring charge	—	—	—	140
Pension settlement charges	968	—	968	—
Gain on sale of equity affiliate	—	—	(13)	—
Other income - net	(10)	(14)	(9)	(21)
(LOSS)/INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(413)	554	687	1,393
Income tax (benefit)/expense	(217)	133	182	333
(Loss)/Income from continuing operations, net of income taxes	(196)	421	505	1,060
Income from discontinued operations, net of income taxes	17	18	46	49
Net (loss)/income attributable to the controlling and noncontrolling interests	(179)	439	551	1,109
Less: Net income attributable to noncontrolling interests	(5)	(6)	(18)	(17)
NET (LOSS)/INCOME (ATTRIBUTABLE TO PPG)	$(184)	$433	$533	$1,092

Amounts attributable to PPG:
(Loss)/Income from continuing operations, net of income tax	$(201)	$415	$487	$1,043
Income from discontinued operations, net of income tax	17	18	46	49
Net (loss)/income (attributable to PPG)	$(184)	$433	$533	$1,092

Earnings per common share (attributable to PPG)
(Loss)/Income from continuing operations, net of income tax	$(0.75)	$1.53	$1.83	$3.83
Income from discontinued operations, net of income tax	0.06	0.07	0.17	0.18
Net (loss)/income (attributable to PPG)	$(0.69)	$1.60	$2.00	$4.01

Earnings per common share (attributable to PPG) - assuming dilution
(Loss)/Income from continuing operations, net of income tax	$(0.75)	$1.52	$1.81	$3.80
Income from discontinued operations, net of income tax	0.06	0.07	0.17	0.18
Net (loss)/income (attributable to PPG)	$(0.69)	$1.59	$1.98	$3.98

Average shares outstanding	266.3	271.1	267.0	272.2

Average shares outstanding - assuming dilution	266.3	273.1	268.8	274.4

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

The condensed consolidated statements of operations include the impact of items that management does not include when evaluating the performance of the business on a quarterly basis. The tax (cost) benefit related to these items are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
($ in millions)	2016	2015	2016	2015
Income tax expense on pre-tax income from continuing operations includes tax (costs) benefits related to the following:
Transaction-related costs	$—	$—	$3	$8
Asset write-downs	—	—	4	—
Gain from sale of equity affiliate	—	—	(7)	—
Net tax effect of asbestos settlement funding	—	—	(128)	—
Pension settlement charges	352	2	352	2
Business restructuring charge	—	—	—	34
Total	$352	$2	$224	$44

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2016 (a) (b)	2015 (a)	2015 (a) (c)
Current assets:
Cash and cash equivalents	$929	$1,311	$1,015
Short-term investments	46	144	399
Receivables - net	2,962	2,709	2,976
Inventories	1,676	1,659	1,788
Assets held for sale	443	285	285
Other	361	604	589
Total current assets	$6,417	$6,712	$7,052

Current liabilities:
Short-term debt and current portion of long-term debt	$652	$281	$300
Asbestos settlement	—	796	765
Accounts payable and accrued liabilities	3,567	3,419	3,550
Restructuring reserves	42	87	92
Liabilities held for sale	199	112	125
Total current liabilities	$4,460	$4,695	$4,832

Long-term debt	$3,752	$4,026	$4,234

(a) Assets and liabilities of PPG's flat glass business were classified as held for sale for all periods presented. The business was sold on October 1, 2016.

(b) Assets and liabilities of PPG's European fiber glass business were reclassified as held for sale as of September 30, 2016. The business was sold on October 1, 2016.

(c) Certain reclassifications of prior year data have been made to conform to the current year presentation to reflect the adoption of accounting standard updates issued in 2015.

PPG OPERATING METRICS (unaudited)
($ in millions)
	September 30	December 31	September 30
	2016	2015	2015
Operating Working Capital (a)
Amount	$2,450	$2,260	$2,571
As a percent of quarter sales, annualized	16.2%	15.9%	17.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities. All periods presented exclude the working capital components of the flat glass business which have been recast as Assets and Liabilities held for sale.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015

Net sales
Performance Coatings	$2,223	$2,240	$6,600	$6,705
Industrial Coatings	1,437	1,354	4,253	4,105
Glass	129	131	401	404
TOTAL	$3,789	$3,725	$11,254	$11,214

Segment income
Performance Coatings	$368	$379	$1,075	$1,052
Industrial Coatings	249	241	806	745
Glass	12	6	41	27
TOTAL	629	626	1,922	1,824

Items not allocated to segments
Corporate	(42)	(34)	(162)	(164)
Interest expense, net of interest income	(28)	(21)	(76)	(63)
Legacy (Note A)	(4)	(9)	(26)	(30)
Asset write-downs	—	—	(14)	—
Gain from sale of equity affiliate	—	—	20	—
Pension settlement charges	(968)	(7)	(968)	(7)
Transaction-related costs	—	(1)	(9)	(27)
Business restructuring charge	—	—	—	(140)
(LOSS)/INCOME BEFORE INCOME TAXES	$(413)	$554	$687	$1,393

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain other charges which are not associated with PPG's current business portfolio, including the impact of the asbestos settlement. Until April 2016, legacy items also include equity earnings from PPG’s minority investment in Pittsburgh Glass Works, LLC. For the three and nine months ended September 30, 2015, PGW equity earnings were $5 million and $9 million, respectively.

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